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 CUSIP NO. 437368 10 3                  13D              PAGE  11  OF 13 PAGES
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                                                                       EXHIBIT G

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                              3 South Revmont Drive
                          Shrewsbury, New Jersey 07702

CONFIDENTIAL

March 31, 1997

Mr. George Roberts
Reliance Insurance Company
4 Penn Center Plaza
Philadelphia, PA 19108

Mr. James Slattery
Swiss Reinsurance America Corporation
287 Park Avenue

New York, NY 10017

Gentlemen:

         Reference is made to the Securities Purchase Agreement dated as of October 4, 1996 (as amended, the "Purchase Agreement") by and among Home State Holdings, Inc. (the "Company") and Swiss Re and Reliance (the "Purchasers"), as purchasers of the Company's Series A Cumulative Voting Preferred Stock (the "Preferred Stock") and Class A Warrants. Capitalized terms used herein which are defined in the Purchase Agreement shall have the same meanings herein as therein.

         The Purchasers hereby waive the default existing under Section 8.13 of the Purchase Agreement arising from the failure of the Company to maintain a ratio of "net written premiums" for the fiscal year ended December 31, 1996 to "statutory surplus" as of such fiscal year-end, for the Company and its Subsidiaries on a consolidated basis in accordance with SAP, of less than 2.5:1.0 (the "1996 Premium to Surplus Ratio Default"). The Purchasers acknowledge that the occurrence of the 1996 Premium to Surplus Ratio Default shall not be deemed a failure by the




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 CUSIP NO. 437368 10 3                  13D              PAGE  12  OF  13 PAGES
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Company to perform its covenant and agreement set forth in Section 8.13 of the
Purchase Agreement for the fiscal year ended December 31, 1996.

         The waiver granted hereunder shall be limited specifically to the matters set forth above and does not constitute directly or by implication an amendment or waiver of any other provisions of the Purchase Agreement or any other default which may occur or may have occurred under the Purchase Agreement.

         The foregoing waiver will only become effective upon the following occurring on or before April 4, 1997; (a) the due appointment to the Board of Directors of the Company of an additional preferred director mutually acceptable to each of Swiss Re and Reliance and (b) the appointment by the Board of Directors of the Company of a committee of five directors consisting or Robert Baylis, Henry Sopher, the additional preferred director and two of the following selected by the Company: Perez Ehrich, Edward D. Herrick, Michael Monier or Harold Stowe, chaired by such additional preferred director, with full power and authority vested in such committee to pursue all strategic alternatives for the Company to improve its financial condition and to report to the Company's Board of Directors. In addition, such committee shall work with insurance regulatory authorities and rating agencies to maintain and improve the Company's good standing with regulatory authorities and ratings with rating agencies. In connection with all of the foregoing, such committee shall have the authority to hire investment bankers and other advisers to work with such committee.

         This letter may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This letter shall be effective (subject to the preceding paragraph) when signed by the Purchasers and a copy thereof is delivered to each of the Purchasers. Each of the Purchasers hereby represents to the other that it has not received any remuneration or consideration not specified in this letter for the waiver granted hereunder.



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         Please indicate your acknowledgment of the foregoing in the space provided below.

                                          RELIANCE INSURANCE COMPANY

                                          By:  /s/ Lowell C. Freiberg
                                              ---------------------------------
                                              Name:  Lowell C. Freiberg
                                              Title: Senior Vice President

                                          SWISS REINSURANCE AMERICA
                                          CORPORATION

                                          By:  /s/ James P. Slattery
                                              --------------------------------
                                              Name:  James P. Slattery
                                              Title: Senior Vice President

Acknowledged as of the
date first above written

HOME STATE HOLDINGS, INC.

By:  /s/ Eric A. Reehl
     ------------------------------------
       Name:  Eric A. Reehl
       Title: Executive Vice President


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